Exhibit 5.1

Jolie Kahn, Esq.

2021 Stony Creek

Lansdale, PA 19446

October 15, 2015

Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

Ladies and Gentlemen:

I have acted as counsel to Optex Systems Holdings, Inc., a Delaware corporation (the “ Company ”), in connection with the Company’s registration statement on Form S-1 (the “ Registration Statement ”), filed with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the issuance and sale of 2,400,000 shares of common stock of the Company, par value $0.001 per share (the “ Common Stock ”) 2,400,000 warrants to purchase Common Stock (the “Warrants”) and 2,400,000 shares of Common Stock of the Company to be issued upon exercise of the Warrants (the “Warrant Shares”; the Common Stock, Warrants and Warrant Shares are collectively referred to herein as the “Securities”), issued by the Company.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. the shares of Common Stock have been duly authorized and, when sold as described in the prospectus, will be validly issued, fully paid and nonassessable;

2. the Warrants have been duly authorized, and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

3. the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the forgoing). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.